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This filing relates to a planned merger (“Merger”) between Alkermes, Inc. and the global drug delivery technologies business of Elan (known as “EDT”) (such combination, the “Business Combination”) pursuant to a Business Combination Agreement and Plan of Merger (the “Business Combination Agreement”) by and among Elan Corporation, plc (“Elan”), a public limited company incorporated in Ireland, Antler Science Two Limited, a private limited company incorporated in Ireland, Elan Science Four Limited, a private limited company incorporated in Ireland, EDT Pharma Holdings Limited, a private limited company incorporated in Ireland, EDT US Holdco, Inc., a Delaware corporation, Antler Acquisition Corp., a Pennsylvania corporation and direct wholly owned subsidiary of U.S. Holdco, and Alkermes, Inc., a Pennsylvania corporation. The businesses will be combined under New Alkermes, a new holding company incorporated in Ireland that will be re-registered as a public limited company, and renamed Alkermes, plc, at or prior to the completion of the Business Combination. The Business Combination Agreement is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by Alkermes, Inc. on May 9, 2011.
The following is the transcript of an investor presentation made on May 24, 2011 at the UBS Global Specialty Pharmaceuticals Conference by James Frates, Senior Vice President, Chief Financial Officer and Treasurer of Alkermes, Inc.
Forward Looking Statements
Information set forth herein contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Alkermes, Inc. cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving EDT and Alkermes, including future financial and operating results, the combined company’s plans, objectives, expectations (financial or otherwise) and intentions and other statements that are not historical facts.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure of Alkermes, Inc.’s stockholders to approve the transaction; the outcome of pending or potential litigation or governmental investigations; the risk that the businesses will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; uncertainty of the expected financial performance of Alkermes plc following completion of the proposed transaction; Alkermes plc’s ability to achieve the cost savings and synergies contemplated by the proposed transaction within the expected time frame; disruption from the proposed transaction making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed merger and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies. Additional information and other factors are contained in Alkermes, Inc.’s filings with the Securities and Exchange Commission, including Alkermes, Inc.’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other SEC filings, which are available at the SEC’s web site http://www.sec.gov. Alkermes, Inc. disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.
Important Additional Information and Where to Find It
This communication does not constitute an offer to sell, or the solicitation of an offer to sell, or the solicitation of an offer to subscribe for or buy, any securities nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
In connection with the proposed merger, Alkermes plc will file with the SEC a registration statement on Form S-4 that will include a preliminary prospectus regarding the proposed merger and Alkermes, Inc. will file with the SEC a proxy statement in respect of the proposed merger. After the registration statement has been declared effective by the SEC, a definitive proxy statement/prospectus will be mailed to Alkermes, Inc.’s stockholders in connection with the proposed merger. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALKERMES, EDT AND THE PROPOSED MERGER. You may obtain a copy of the registration statement and the proxy statement/prospectus (when available) and other related documents filed by Alkermes and Elan with the SEC regarding the proposed merger as well as other filings containing information about Alkermes, Elan and the merger, free of charge, through the web site maintained by the SEC at www.sec.gov, by directing a request to Alkermes, Inc.’s Investor Relations department at Alkermes, Inc., 852 Winter Street, Waltham, Massachusetts 02451, Attn: Investor Relations or to Alkermes, Inc.’s Investor Relations department at (781) 609-6000 or by email to financial@alkermes.com. Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, when available, without charge, from Alkermes, Inc.’s website at www.Alkermes.com under the heading “Investor Relations” and then under the heading “SEC Filings”.
Participants in Solicitation
This communication is not a solicitation of a proxy from any Alkermes, Inc. shareholder. Alkermes, Inc. and its directors, executive officers and certain other members of management and employees may, however, be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in respect of the proposed merger will be set forth in the registration statement and the proxy statement/prospectus when it is filed with the SEC. You can find information about Alkermes, Inc.’s directors and executive officers in its definitive proxy statements filed with the SEC on July 29, 2010. You can obtain free copies of these documents as described above.

FINAL TRANSCRIPT Conference Call Transcript ALKS — Alkermes Inc at UBS Global Specialty Pharmaceuticals Conference Event Date/Time: May 24, 2011 / 10:00AM GMT 1 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us © 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
May 24, 2011 / 10:00AM GMT, ALKS — Alkermes Inc at UBS Global Specialty Pharmaceuticals Conference
CORPORATE PARTICIPANTS
James Frates
Alkermes, Inc. — CFO
PRESENTATION
James Frates — Alkermes, Inc. — CFO
Thank you. Good morning, everybody. It’s nice to be here in London. It’s actually sunnier here than it is in Boston; we’ve had two straight weeks of rain, so — but we wouldn’t know it because we’ve been on the road quite a bit.
And as you know, two weeks ago on Monday we announced a very exciting deal, we think, with our merger with Elan Delivery Technologies, the drug delivery business from Elan. And I’d be happy to take you through that this morning and then take some time for questions.
Let’s see. So, I will make forward-looking statements this morning. It’s awfully hard to talk about a biotechnology or pharmaceutical company and not make forward-looking statements, but I would direct you to our SEC filings for disclosures about our risks and a full description of our business.
And I would also say that we’re — as we would be filing a merger document, an S4, and a proxy statement with the SEC, that this is not an offer to sell securities or solicitation of an offer to sell, but that certainly you should review the proxy statement when they’re filed in the next few weeks around the transaction.
So, with that out of the way, I’d like to tell you a little bit about what we thought was so compelling about this transaction, because both from an operational perspective and from a financial perspective we think the deal is actually quite transformative for Alkermes.
So finally, as you know, Alkermes is a Company that was investing in our R&D pipeline and in a controlled way we used about $5 million or $6 million in operations last year. You should remember that we’re in a March fiscal end, too, so we just finished fiscal year ‘11 March 31 and we’re now in the beginning of fiscal year ‘12, in our first quarter fiscal year ‘12. I’m sorry to say we will be keeping a fiscal year end March 30. It’s just much easier from a transaction perspective.
But this deal will make us immediately accretive in cash earnings. Elan generated about $100 million in EBITDA last year, and so that combination going forward will be very important for us. In many ways, financially that’s all we need to say because that growth is going to continue over time.
But more importantly, too, we also think that with five key products that I’ll touch on a minute with long patent lives, that this really creates a very unique opportunity as a pharmaceutical Company with financially growing revenues. We’re thinking single-digit growth for pro forma fiscal year ‘12 and then accelerating to double-digit growth as we have some new product launches coming and, more importantly, expanding our EBITDA margin, which we think is really attractive. Again, more on that later.
Operationally, we’ve turned ourselves into a global biopharmaceutical Company. Alkermes previously has had operations in Waltham, Massachusetts, where we do R&D, and Wilmington, Ohio, where we do manufacturing. And Elan, as you know, EDT, has a very large manufacturing facility in Athlone, Ireland and a large manufacturing facility in Gainesville, Georgia. So it’s going to be turning us into a worldwide Company.
We’re going to have a deep expertise in CNS products, and that’s going to be very interesting as we move forward and look at commercializing some of our own products over time. We’ll not only be able to diversify our revenue streams from day one with a lot of royalties, but it will build out our commercial infrastructure.
As you know, we sell VIVITROL in the United States for the treatment of opioid dependence and alcohol dependence. And as we build out that operational infrastructure, we have the benefit of diversifying our revenues, but in any area of CNS that we know very well. So we’re not looking

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May 24, 2011 / 10:00AM GMT, ALKS — Alkermes Inc at UBS Global Specialty Pharmaceuticals Conference
at device companies or generic companies or cardiovascular companies; we’re going to be in our home in CNS, which we think is a hallmark of very successful deal.
And then finally, we’ll have 1,200 employees around the world with R&D experience and manufacturing experience, and we think our management team is quite capable of running the Company. Important to note, all the senior managers from EDT are coming with the business.
So we were able to carve out exactly the business that we wanted to purchase. It was very similar in many ways, and so that business — we had a square hole and we carved out a square peg to fit right in that square hole. So we don’t have a lot of synergies in terms of layoff or things like that. The businesses are really very complementary, which we’re quite excited about.
So, with five major products, and with even recently had some good news that we did not anticipate with AMPYRA, starting at the top of the alphabet with the recommendation for approval in Europe last Friday from the CHMP. So that was not something we had anticipated when we looked at this transaction, but we’re very excited about it. Certainly, we didn’t anticipate it in the near-term; we anticipated it over a much longer term.
So, that’s a very interesting view because, as you probably remember, Elan actually developed the product initially. And then in the earlier phase in their life, out-licensed it to Acorda and then Acorda out-licensed it to Biogen Idec, which is obviously a very experience partner in MS around the world.
So it’s been a great launch. EDT receives an 18% royalty in manufacturing mix, so a very hefty chunk of the profits from the launch of AMPYRA. And we think with the patent term extension that they’ve received in the United States and the ten years of exclusivity that’s coming in Europe, the long patent life and the high royalties are going to be something that’s very exciting.
VIVITROL. That’s a proprietary product, developed at Alkermes, recently approved last fall for the treatment of opioid dependence. Been over a lot of slides in this step. We’ve talked about it a lot before. Opioid dependence, and particularly the abuse of prescription opiates, is a major problem in the United States and around the world.
In the United States, we have roughly 300 million people. There are 260 million prescriptions for opiates written every year in the United States. It’s a major problem. The addiction to these painkillers has been a major problem, and there’s really no treatment that is not an opiate. There’s substitution therapy with Suboxone and Methadone.
But VIVITROL, a monthly antagonist, is really a very unique treatment. We’re getting a fantastic response by the medical community, by the national governments, by the state governments. It’s going to take some time to change the way people treat opiate dependence. It’s a very difficult disease, but we think that VIVITROL has a lot of legs. And we recently actually received a patent extension through 2029. So that, again, is a product that will be protected and is controlled 100% by Alkermes. So we’re excited about that.
BYDUREON. Also, recently some very good news as we received recommendation for approval in Europe for this very important GLP-1 antagonist. I don’t think that you can underestimate the power of a weekly dose, a weekly GLP-1 antagonist for the treatment of diabetes.
The medication leads an important class. It’s just in its beginnings. The other competitors, several by Novo Nordisk, is in its second year and will a several billion dollar plus drug that’s a daily injection. And I think the difference between once-a-day injection and once-a-week injection is very, very important if you’re a type II diabetic. So we’re very excited that get that product to the marketplace.
As you know, we’ve had two now reviews by the FDA that have resulted in complete response letters. Amylin and Lilly are running that QT study right now and the goal is to file in the United States in the second half of this year. And again, we should be receiving approval in the next month or two in Europe and be able to launch in Europe in the second half of the year.
The other thing that we like about this deal is that it’s a pure royalty for us. So, 8% of net sales around the world will be coming straight to our bottom line. We’ll be profitable on this product from the first vial sold, and we’ll also receive two milestone payments upon first launch in Europe. We’ll receive a $7 million milestone payment in first launch in the United States; again, another $7 million milestone payment. So this is a very important drug for us economically.
RISPERDAL CONSTA, a drug you probably know well, sort of around the world, it’s J&J’s third largest pharmaceutical product, $1.5 billion in sales. It’s growth is actually starting to accelerate again. We will receive a 10% royalty for RISPERDAL CONSTA and it’s been the key driver of our revenues. In fact, last year it provided about 84% of our revenue.

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May 24, 2011 / 10:00AM GMT, ALKS — Alkermes Inc at UBS Global Specialty Pharmaceuticals Conference
One of the things people were very worried about is the only competitor that seems to be on the horizon is a drug called INVEGA SUSTENNA, also made by J&J and based on the nanoparticular technology of EDT. So this deal actually repatriates both the CONSTA and the SUSTENNA revenue under the roof — the royalties under the roof of Alkermes.
The SUSTENNA royalty is between 5% and 9%, with escalating sales. And again, is a pure royalty for EDT; J&J manufactures this. So while the cost to J&J is the same, the goal is to really expand the use of long-acting therapies.
And for schizophrenia, honestly, there’s a third competitor on the market and there’s some older generic long-acting preps. But if you know someone with schizophrenia, the medical outcomes are very, very clear. They ought to be on a long-acting prep.
They have much lower rates of relapse, they do much better longer term, and, in fact, the largest place where RISPERDAL CONSTA — the highest penetration around the world is here in Europe, where the single payors, who can see the whole benefit and cost of the healthcare system, have adopted it. And RISPERDAL CONSTA has roughly a 16% market share in the five largest countries; only has a 4% or 5% market share in the United States.
So we’re still [learning] to grow with these long-acting preps. And one of the competitive threats that people worried about with Alkermes, i.e. why is J&J developing both these long-acting drugs, what’s in their mind, gosh, we’re worried that RISPERDAL CONSTA might not have that growth continue. We’ve seen that growth, again, as I said, in the last two quarters start to reaccelerate again in the United States.
INVEGA SUSTENNA just received approval and was launched earlier this year in Europe, and so we’re quite excited, again, have these unified under one roof. And the patents for RISPERDAL CONSTA and INVEGA SUSTENNA — SUSTENNA goes to 2019; CONSTA goes to 2020 and 2021 in Europe.
So again, five products, major diseases, major economic opportunities for Alkermes, and they’re all under one roof. We think that diversification of revenue clearly in the life cycle of all of these products is really quite unique.
We talked a little bit about AMPYRA. As you know, it’s to improve walking in MS patients. So it doesn’t treat the disease itself, but the symptoms of the disease. It’s going to expand our scope. Again, the 18% royalty is very attractive for us. A long patent life, and you can see — let me see if there’s a —. You can see here that sales — really, there was an amazing amount of pent-up demand.
And as Acorda has said in their recent conference call, we’re beginning to see in these patients — it works not in every patient, but in those it works on, they’re beginning to see an acceleration of the overall script trends, even as they fulfill the pent-up demand for launch. So with the launch coming in Europe and the extended patent life in the United States, we’re quite excited about the opportunity for AMPYRA.
With VIVITROL, we’re beginning to see an acceleration in sales. We grew sales on an operational basis 43% year-over-year in our last fiscal year. The launch in opiates has gone well, but is really in the very beginning stages. Really, in the month of June we’ll have full materials that have been approved by DDMAC and out in the field. It’s taken us this long to get that approval of the marketing materials.
And so as our field force — it’s a small group, about 60 people in the United States. But as they call on their physicians, now really just this month and next, we will be able to have the full marketing materials and discussions. And also, there’s also an additional slide deck that’s been approved so peer-to-peer education can go on. Physicians can now talk about the product through an approved slide deck.
We think those things are going to be important. We’ve had good reception from the payors. We’ve had good reception from the states, and we’re beginning to work some of the states and federal governments in the criminal justice system as well.
So that hasn’t impacted sales yet, but we’re beginning to interface with them. As you can imagine, a number of folks — unfortunately, in the United States we incarcerate more people than any place in the world, and a large percentage of those — 40% in the state of Massachusetts alone — are there associated with drug problems.
So what’s the first thing a drug addict does when they get out of jail? They go seek drugs again. So we think there’s a real opportunity with VIVITROL to use medication and the monthly injection that is an antagonist. And we’re beginning to do some pilot programs with various states. So again, that’s going to take some time to unfold, but we’re quite excited about the potential trajectory that VIVITROL has and sadly, a very big market for opiate dependence.

Final Transcript
May 24, 2011 / 10:00AM GMT, ALKS — Alkermes Inc at UBS Global Specialty Pharmaceuticals Conference
We’ve talked about BYDUREON. [BYDUREON’s] last 12-month sales of over $500 million. Importantly, though, that market now has expanded to over $1 billion in sales around the world. [Victroza] is off to a very good launch. BYETTA seems to be, in fact, holding its own. And we think the weekly product is going to be a very, very nice alternative.
Indeed, we talked about the submission timeline in the US, submitting in the second half, patent coverage to 2025. And interestingly, there’s going to be a number of improvements as time goes by. Not only easier methods of use, so a dual chamber syringe, potentially a follow-on product where the product that won’t have to be reconstituted, and ultimately a monthly product that Amylin has completed Phase II testing on and later this year will be moving forward with a monthly.
So, a very exciting project; we think there’s opportunities there for many years to come with BYDUREON, and approval recommendation here in Europe was obviously very important from a regulatory perspective.
RISPERDAL CONSTA. We touched on that, the long patent life. And really, the key message I’d like to leave you with is that that very narrow penetration of the long-acting in schizophrenia. So in Europe it’s doing better. It’s recently launched in Japan and it’s already up to a 6% market share in Japan after about two years of sales.
And in the United States, again, slower adoption, mainly because each state Medicaid — this is a disease that’s mainly treated by Medicaid — so each state, often each individual county, makes choices often driven by budget. And in a disjoined system where pharmacy managers are choosing, rather than overall — people with overall control of the total costs, not just the pharmacy costs, that continues to be a battle.
J&J is starting to see growth. And along with INVEGA SUSTENNA, J&J’s business of schizophrenia now really is about increasing the penetration of the long-acting preps, having them used sooner and sooner, so maybe even as first-line therapy as opposed to last-line therapy. Okay, I’ve tried the orals. Now I’ll try the long-acting prep. It’s actually much better medicine to use the long-acting prep first, and that’s been shown in a number of clinical studies.
So the exciting thing is having those together under one roof at Alkermes, the opportunity to take advantage of both with the new Alkermes PLC, offsets a number of concerns people had about the future of RISPERDAL CONSTA — we believe unfounded, but there we are.
So, the other thing is in CNS we actually have a very attractive pipeline. So as we’ve outlined for a number of years now, we’ve always tried to build the Company for growing top line, for growing bottom line, but in the end the premium value Company will also have an exciting pipeline, and we think we have one in CNS.
This just talks about some of the areas we’re working in. Schizophrenia — we have a follow-on compound, a long-acting form of Abilify, 90-70. This is a proprietary molecule for Alkermes using our LinkeRx technology. It’s currently in the Phase IIa study; we’ll have results on by the end of June.
And we’re quite excited about that because a single dose should cover the patient for a month, and what we’re asking, really, is to define that PK profile. Can we do it consistently? Can we do it without injection site reaction? Can we deliver the appropriate amount of Aripiprazole? Because what we don’t have to answer is whether Aripiprazole treats schizophrenia.
So, if we can share that monthly release of Aripiprazole, we’re quite excited and I think we can invest in it with a great deal of confidence, and that will create a very important market opportunity for us. So, exciting news awaiting us in June for that.
In reward disorders and depression, we’re working on a very interesting opiate antagonist, a new antagonist that we’ve developed in our own laboratory, a new [NCE] called ALKS-33. We’ve studied it in alcohol dependence and seen very, very good results.
But now, we’re trying to broaden it out into binge eating, again, where people eat because of psychological reward as opposed to satiety. And in the DSM-V criteria, it’s been proposed as the third eating disorder. So it is a recognizable and diagnosable disorder. So we’re in a Phase II study in binge eating.
We’re also in a Phase II study — we’re going to start, excuse me, in the second half of the year, we a Phase II study, interestingly, in combination with Buprenorphine. So this is an opiate agonist — Buprenorphine — and an antagonist 33 on the new receptor of the opiates. And what it leaves is a kappa agonist, which is an area that people have been very excited about.

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May 24, 2011 / 10:00AM GMT, ALKS — Alkermes Inc at UBS Global Specialty Pharmaceuticals Conference
You can read [quota] literature, actually, on the morphine treatment for depression. The reason, though, opiates aren’t used to treat depression is because they’re so addictive. So whenever I come to London, I’m a big Arthur Conan Doyle fan. Sherlock Holmes in the old days used to treat with depression by smoking opium, okay? So, this treatment for depression has been around for a very, very long time.
If we can knock out the addictive new receptor and leave the kappa agonist, we’re quite excited about treatment resistant depression and will be studying 33 in combination with Buprenorphine in that.
We also have a study — that combination was actually funded by NIDA because they wanted to look at cocaine. So they’re doing a Phase II study and have had positive results in Phase I. Another study in cocaine is going to be getting started there in the next few months. So, in reward disorders, a lot going on with 33.
In pain, two EDT compounds, actually. One in Phase III — [ZX002] — with Zogenix, which is currently in its second Phase III. This is a hydrocodone without acetaminophen, so it won’t have those liver concerns that people have in the hospital, a very nice prep.
And then, Melixicam IV has just finished its second Phase II. Again, this is a compound controlled entirely by EDT, developed internally. And the goal here would be to get an end state with fast onset of action and 24-hour coverage to be used in the hospital setting. Again, opiate staring, a thing that we know a thing or two about and it fits right in with our concern about the overuse of opiate pain relievers.
ALKS-37 for opiate-induced constipation. Again, as the proliferation of these 260 million prescriptions for opiate pain relief, roughly 50% of the patients on an opiate get debilitating constipation because the gut is lined with opiate receptors. When the antagonist hits those, the gut motility just shuts down and it can be quite debilitating.
So, we’ve had positive results on 37 and we’ll be moving aggressively into later-stage development there with a broader dose ranging study in preparation for Phase III, that’s going on. And then we talked about AMPYRA and expanding AMPYRA around the world.
So, it was a very interesting strategic fit for us. It positions us for growth with the launch of AMPYRA in its early stage, with the launch of SUSTENNA in its early stage, and anticipate of the launch of BYDUREON. All three of these are going to drive expanding margins, we believe, on a very, very nice top line and bottom line. Complementary delivery formulation and manufacturing technologies that we have, and a CNS-focused portfolio that I just went through, and the capability to invest prudently with a larger base, but also with the ability to drive EBITDA.
Again, we’ve never been at Alkermes nor EDT, frankly, a heavy R&D-focused organization. You won’t come and find buildings filled with scientists. In fact, at Alkermes fully 50% of our R&D is externally spent on clinical studies, third-party manufacturing, things like that to drive growth. So we’re not investing in lots of basic, high risk research, which is great if that’s what you do. But we’re focused on developing products, and we think we are focused in doing that and we’re very happy with that.
So, EDT has an established model of profitability that we’re going to — but it is those cash flows over the years have been taken by Elan to invest in their higher risk neuroscience portfolio, the bioneurology portfolio — so Tysabri, Bapi, etc., Alzheimer’s disease. We’re going to try and deliver more of those revenues to the bottom line into profits, so we’re very excited about that and that diversified revenue stream should really help us do that.
You can see some of the products that EDT has. This is their calendar ‘10 $270 million in revenues and $100 million in EBITDA, a broad range of products — some are on patent, some are coming off patent. But as we have the growth, that was the exciting thing that we saw, the beginning of another phase of growth for EDT, which fit very nicely into what we were doing.
So, just quickly on the transaction. You’ve probably seen this by now, but I would be amiss if I didn’t talk about it. $500 million in cash. We’ll be borrowing roughly $400 million, essentially using the EDT cash flow to support that debt. It’s very appropriately sized for us and we’re quite happy with that.
Because, at the end of the day, what we would have paid for this business is 31.9 million shares, or 25% of our equity, and the interest on that debt because we see the ability to pay that debt back in the next four or five years if things turn out as they seem. So we think that’s a reasonable purchase price for us.
The pro forma Company should be immediately profitable on a cash earnings basis. And we’re committed to paying down the debt and expanding our EBITDA, not through synergies, but again, with the launch of these products and the growth and profitability we think that’s very important.

Final Transcript
May 24, 2011 / 10:00AM GMT, ALKS — Alkermes Inc at UBS Global Specialty Pharmaceuticals Conference
So, we need a shareholder vote on the Alkermes side to close the transaction; that’s why I mentioned we’ll be filing a proxy statement probably in the mid to late June timeframe. And there’s customary closing conditions with Hart-Scott-Rodino and antitrust filings, but we don’t believe that there are any issues there. And the deal is expected to close in the third quarter of the calendar year.
This picture says a thousand words because we go from revenues of under $200 million to roughly $450 million, and from a loss position to a profitability position. So, we like that slide very much.
I don’t want to skip over this, though, because we have committed on our conference call to double-digit growth rates in revenues after fiscal year ‘13 and beyond, and we think that EBITDA margin should be in the range of 15% to 20% pro forma, just putting the companies together for the full fiscal year ‘12, and expanding to 30% to 35% range in fiscal year ‘13 and beyond.
There’s some synergies, but again, that’s really on the R&D side. As we put both companies together, all of the spending isn’t really required, so we can focus in on our main products and save roughly $20 million in that area.
So, again, another picture. We like to see this as the revenue concentration that we have with RISPERDAL CONSTA and VIVITROL and a little bit of pre-BYDUREON sales for polymer. But as we look, RISPERDAL CONSTA concentration goes from 83% to 34% or 35%, as I mentioned.
So, again, financially and operationally we think the deal makes sense. And I forgot to mention that actually as part of the transaction we will actually be ultimately domiciled in Ireland. So the new Company, Alkermes, PLC, will be domiciled in Dublin. I’ll have an office there. The senior management team will have offices there. And we’re quite excited to have a European base and be much closer to you all, so we can get here to the city and start to build as many relationships on this side of the Atlantic as we have in New York with our investors there.
So with that, this little yellow light is blinking at me. I hope I didn’t repeat myself too much after the red-eye last night, but if you have any questions I’d be happy to entertain them in the two or three minutes that we have. I’m sorry. Any questions? Yes.
QUESTION AND ANSWER
Unidentified Audience Member
How does the Ireland location change your tax structure going forward?
James Frates - Alkermes, Inc. — CFO
Yes. So, the question is about the Ireland location and our tax structure. What we’ve told people to do is model the revenues that come from Ireland, or that are domiciled in Ireland, are taxed at a 12.5% Irish tax rate. Those that are domiciled in the US are taxed the higher 37% to 40% US tax rate.
So, the Ireland domicile essentially arrives at our corporate rate to be at that lower rate. So going forward, we can develop more products in Ireland. We can invest in the United States without having to repatriate cash because we’ll be an Irish Company, so investments in the United States don’t have to deal with a repatriation issue. And ultimately, we think it’s going to give us a lot more flexibility as we grow to manage the tax rate more effectively for our shareholders.
And so, we haven’t given a lot of detail around that, but as we go that’s something obviously we’re going to be working on, something Elan has done very well over time. And I think one of the (inaudible) in other companies that have tried to do it, I think the benefit that we have is we’re actually merging with a bona fide Irish Company that’s been in operation for 40 years and has 500 people working Ireland. In fact, Athlone will be our largest site. The next nearest is probably Wilmington, with slightly — about 290 people.
So, it’s going to give us a nice base to look at the world, and from a financial perspective should be quite efficient.
Any other questions? Okay, I guess that’s a wrap. Sorry I spoke for so long. Thank you very much for your attention.

Final Transcript
May 24, 2011 / 10:00AM GMT, ALKS — Alkermes Inc at UBS Global Specialty Pharmaceuticals Conference
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